SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)1

                                CONCEPTUS, INC.
       -----------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.003 par value per share
             ------------------------------------------------------
                         (Title or Class of Securities)

                                   206016107
   --------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
     ---------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [ ]      Rule 13d-1(b)
     [ ]      Rule 13d-1(c)
     [X]      Rule 13d-1(d)


--------

     1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------- ---------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Target Therapeutics, Inc.
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (A) []
          N/A                                                 (B) []
--------- ---------------------------------------------------------------------
 3        SEC USE ONLY


--------- ---------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          The State of Delaware
--------- ---------------------------------------------------------------------
-------------------------------- ---------- -----------------------------------
                                  5         SOLE VOTING POWER

                                            0
                                 ---------- -----------------------------------
           NUMBER OF             ---------- -----------------------------------
            SHARES                6         SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                         0
             EACH                ---------- -----------------------------------
          REPORTING              ---------- -----------------------------------
            PERSON                7         SOLE DISPOSITIVE POWER
             WITH
                                            0
                                 ---------- -----------------------------------
                                 ---------- -----------------------------------
                                  8         SHARED DISPOSITIVE POWER

                                            0
-------------------------------- ---------- -----------------------------------
--------- ---------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A                                                     []
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0
--------- ---------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          CO
--------- ---------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER:

                  Conceptus, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1021 Howard Avenue
                  San Carlos, CA  94070

ITEM 2(A).        NAME OF PERSON FILING:

                  Target Therapeutics, Inc.

ITEM 2(B).        ADDRESS OF PRINICIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  47900 Bayside Parkway
                  Fremont, CA  94538

ITEM 2(C).        CITIZENSHIP:

                  The State of Delaware

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $0.003 par value per share (the "shares")

ITEM 2(E).        CUSIP NUMBER:

                  206016107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.  OWNERSHIP:

     (a) Amount beneficially owned:  0
     (b) Percent of class:  0
     (c) Number of shares as to which such person has:
             (i)   Sole Power to vote or to direct the vote:  0
             (ii)  Shared power to vote or to direct the vote:  0
             (iii) Sole power to dispose or to direct the disposition of: 0
             (iv)  Shared power to dispose or to direct the disposition of:  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                                                                  [X]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
         ANOTHER PERSON:

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
         COMPANY:

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10. CERTIFICATIONS:

                  Not applicable.

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 13, 2003
                                      ------------------
                                            (Date)


                                       TARGET THERAPEUTICS, INC.


                                       By:   /s/ Lawrence J. Knopf
                                       ------------------------------------
                                         Name:   Lawrence J. Knopf
                                         Title:  Assistant Secretary